Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Harvest Capital Credit Corporation of our report dated March 15, 2017 relating to the consolidated financial statements and consolidated financial statement schedule and our report dated June 16, 2017 relating to the senior securities table of Harvest Capital Credit Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
September 15, 2017